Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact: Tom Ryan/Raphael Gross 866-947-4663	Media Contact: Marcus Gamo/Aimee Grove 415-277-4925 ziprealty@allisonpr.com

ZipRealty Announces Preliminary Fourth Quarter Revenue Results

Provides 2010 Business Outlook

EMERYVILLE, Calif. – January 6, 2010 - ZipRealty, Inc. (Nasdaq: ZIPR) today announced preliminary revenue results for its fourth quarter ended December 31, 2009. Management also provided a full-year 2010 business outlook.

For the fourth quarter 2009 the Company expects net revenues of $33.0 to $34.0 million. This represents a growth rate of approximately 32% to 36% from the $25.1 million in net revenue generated in the year-ago period.

Preliminary fourth quarter revenue results continue to show ZipRealty growing significantly faster than the real estate brokerage industry overall, due in part to further gains in agent productivity. Additionally, fourth quarter results reflect the positive effect of the home buyer tax credit that was extended during the quarter. ZipRealty expects to report complete financial results for the fourth quarter and full year ended December 31, 2009 on the Company’s usual schedule in early March, 2010.

Management also provided a business outlook for 2010. Based upon current information and expectations, the Company anticipates the following:

•	Net revenues for the full-year 2010 are expected to grow between 10% and 20% over 2009 levels.

•

Net loss for the full-year 2010 is expected to be narrower than the 2009 net loss. Adjusted EBITDA, a non-GAAP measure which is calculated as earnings before interest income and expense, income taxes, depreciation, amortization, and stock-based compensation, is expected to be positive for the year 2010.

Pat Lashinsky, President and CEO of ZipRealty, commented, “We are pleased with our operating and strategic momentum at the end of 2009, as evidenced by the strong preliminary revenue results announced today. Looking to 2010, our industry still faces significant near term challenges, particularly with ARM resets and foreclosure activity expected to increase from current levels. Nonetheless, we expect to continue in 2010 ZipRealty’s long-running streak of year to year revenue and market share gains, and we believe we are solidly positioned to deliver improved bottom line performance as well.”

Upcoming Investor Conferences

The Company will be presenting at two upcoming investor conferences in January.

On Wednesday, January 6th, 2010, the Company will present at Citi’s 20th Annual Global Entertainment Media and Telecommunications Conference at The Palace Hotel in San Francisco, CA. The presentation will begin at 10:30 AM Pacific Time.

On Wednesday, January 13th, 2010, the Company will present at the 12th Annual ICR XChange Conference at the St. Regis Monarch Beach Resort & Spa in Dana Point, California. The presentation will begin at 9:40 AM Pacific Time.

Investors and interested parties may listen to the live webcasts of these presentations by visiting the Company’s website at www.ziprealty.com under the investor relations section.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure it refers to as “adjusted EBITDA,” which it calculates as earnings before interest income and expense, income taxes, depreciation, amortization, and stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes this non-GAAP measure provides useful information to both management and investors and presents a more meaningful basis for comparison between periods. Further, this non-GAAP measure involves key information management uses for planning and forecasting future operations. The presentation of non-GAAP adjusted EBITDA is not meant to be considered in isolation or as an alternative to net income, prepared in accordance with GAAP, as an indicator of Company performance.

About ZipRealty, Inc.

ZipRealty is a full-service residential real estate brokerage firm and operator of a leading website and other online services focused on residential real estate. The Company uses its user-friendly website and local real estate agents to provide homebuyers and sellers with high-quality service and value. ZipRealty’s website provides users with access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information. The Company’s proprietary business management system and technology platform help to improve agent productivity and reduce costs, allowing the Company to pass on significant savings to consumers as permitted by law. Founded in 1999, the Company operates in 36 major markets in 22 states and the District of Columbia. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the Company’s preliminary revenue results for the fourth quarter 2009 and business outlook for 2010 including the anticipated range of net revenue growth for 2010, narrowing of net loss for 2010, positive adjusted EBITDA for 2010, near term market challenges such as ARM resets and foreclosures, and anticipated market share gains in 2010. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to the Company’s history of losses and expectations concerning future losses, volatility in the real estate market, macroeconomic factors such as unemployment, tight credit, inventory levels and the impact of government programs, the Company’s ability to achieve sufficient agent productivity and retention to offset its costs, to remain an innovation leader in its industry, to adapt to changes in technologies and practices relating to the nature and use of information, to comply with often complex federal and state laws and regulations concerning its business practices, to attract, retain and incentivize agents and key personnel, to grow local market share in the face of intense competition, to access leads and MLS listings from third parties that it does not control, to develop, maintain and protect a strong brand identity, to protect arrangements for providing access to core services, and to manage the growth of technology and control systems, the Company’s continued use of rebates, the impact of website advertising and lead generation services on the visit-to-transaction pathway of potential customers, the Company’s pursuit of revenue growth opportunities that may reduce its profit margins, seasonality, systems interruptions, delays and failures, geographic concentration, the protection and defense of the Company’s intellectual property rights, and other risk factors set forth in the Company’s Form 10-Q for the third quarter ended September 30, 2009. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.